EXHIBIT A

FORM OF COVER LETTER TO OFFER TO REPURCHASE AND
NOTICE OF INTENT TO TENDER

IF YOU DO NOT WANT TO SELL YOUR UNITS AT THIS TIME, PLEASE DISREGARD
THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE COMPANY’S TENDER OFFER.

September 20, 2007

Dear BlackRock Multi-Strategy Hedge Opportunities LLC Member:

        We are writing to inform you of important dates relating to a tender offer by BlackRock Multi-Strategy Hedge Opportunities LLC (the “Company”). If you are not interested in having the Company repurchase your Units at this time, please disregard this notice and take no action.

        The tender offer period will begin on September 20, 2007 and will end on October 25, 2007. Tenders of Units must be received no later than 12:00 midnight, New York time, October 25, 2007. The purpose of the tender offer is to provide a measure of liquidity to Members of the Company who hold Units. Units may be presented to the Company for repurchase only by tendering them during one of the Company’s announced tender offers.

        Should you wish to tender any of your Units for repurchase by the Company during this tender offer period, please complete and return the enclosed Notice of Intent to Tender, to be received no later than October 25, 2007. If you do not wish to sell your Units, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY UNITS AT THIS TIME.

        All tenders of Units must be received by your financial advisor or BlackRock portfolio manager either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by no later than October 25, 2007. If you do not have a financial adviser or BlackRock portfolio manager, tender of your Units must be received by the Company’s Administrator, PFPC, Inc. in good order at the following address no later than October 25, 2007: PFPC Inc., Attn: BlackRock Multi-Strategy Hedge Opportunities, LLC, P.O. Box 219, Claymont, Delaware 19703; Fax (302) 791-2790.

        If you have any questions, please refer to the attached Offer to Repurchase document, which contains additional important information about the tender offer, or call the Company at 1-877-GPC-ROCK. You may also direct questions to your financial advisor or BlackRock portfolio manager.

        IMPORTANT NOTE: If you hold Units in a Wealth Diversified Portfolio or other separate account managed by BlackRock Investment Management, LLC (“BlackRock”), please discuss the attached Offer to Repurchase with your financial advisor or BlackRock portfolio manager prior to making an investment decision.

                                                                                                                                                          Sincerely,

                                                                                                                                                          BLACKROCK MULTI-STRATEGY
                                                                                                                                                          HEDGE OPPORTUNITIES LLC